UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 15, 2016

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California  94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

Departure of Guido Schroeder

On March 15, 2016, Splunk Inc. (the “Company”) and Guido Schroeder, the Company’s Senior Vice President, Products, entered into a Transition Plan and Release Agreement (the “Agreement”) pursuant to which Mr. Schroeder’s employment with the Company will terminate on or before April 29, 2016.  The Agreement provides that during the period of transition, Mr. Schroeder will continue to receive his current base salary and continue his current participation in the Company’s benefit plans and equity plans.  The Agreement also provides, among other things, that if Mr. Schroeder complies with the terms of the Agreement and signs a Confirmatory Release Agreement, then upon his termination, he will be entitled to receive: (1) a lump sum payment equal to six months of his then-current base salary, (2) a pro-rated portion of his annual target bonus for the year of termination, (3) continued health coverage for six months or until he becomes eligible for group health insurance benefits from another employer or entity, whichever occurs first, (4) six months accelerated vesting with respect to all equity awards held by Mr. Schroeder and a six month period post-termination to exercise any outstanding vested options, and (5) Company-paid outplacement benefits for up to six months following Mr. Schroeder’s termination.  The terms of the Agreement are pursuant to Mr. Schroeder’s existing employment offer letter with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLUNK INC.

By:	/s/ David F. Conte
David F. Conte Senior Vice President and Chief Financial Officer

Date:  March 21, 2016